Exhibit (c)(8)

Project Star Wars

Discussion Materials

October 2004

Overview of Share Repurchase/Dividend

Were a Luke Skywalker / Han Solo transaction not to occur, Han Solo could elect to pursue a share repurchase or dividend alternative as part of a standalone strategy

UBS has analyzed the following:

Self-tender for 25% of Han Solo’s shares (~16mm shares) at $12.00 per share for total value of approximately $189 million, or pay a $189 million special dividend to shareholders

SOURCES AND USES

Sources Share Repurchase/Dividend

Excess Cash $ 150.0

New Bank Financings 200.0

New Bond Financings —

Total Sources $ 350.0

Uses

Share Repurchase/Dividend $ 188.5

Repayment of Current Bank Debt 125.0

Tender for Bonds —

Consent Fees1 30.0

Self-Tender Fees 1.0

Financing Fees 5.5

Total Uses $ 350.0

Cash to Shareholders per Basic Share

Outstanding from Repurchase/Dividend $3.10

PRO FORMA LEVERAGE

($mm) Share Repurchase/Dividend

Bank (amt/rate) $200 / L + 350

Bond (amt/rate) $225 / 9.625%

Total Debt $

425.0

LTM EBITDA $

235.1

Senior Leverage 0.85x

Total Leverage 1.81x

Senior Rating NA

NOTE:

1 Could be as high as $40 million, which would reduce share repurchase/dividend to $179 million

Pro Forma Financial Impact

Share Repurchase / Dividend

Estimated PF Pro Forma

12/31/04 12/31/04 2005E 2006E 2007E 2008E

Cash 188.6 38.6 20.0 24.2 163.3 295.6

Bank Debt 125.0 200.0 75.4 — — —

Total Debt 350.0 425.0 300.4 225.0 225.0 225.0

LTM EBITDA 235.1 235.1 209.9 213.0 224.7 214.9

Senior Leverage 0.5x 0.9x 0.4x — — —

Total Leverage 1.5x 1.8x 1.4x 1.1x 1.0x 1.0x

2